SCHEDULE 14A INFORMATION
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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      ☐ Definitive Proxy Statement

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      ☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CHECK TECHNOLOGY CORPORATION

(Name of Registrant as Specified in Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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      Notes:

CHECK TECHNOLOGY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 21, 2002

      Notice is hereby given that the Annual Meeting of Shareholders of Check Technology Corporation will be held at the offices of the Company, 12500 Whitewater Drive, Minnetonka, Minnesota 55343 on Thursday, March 21, 2002, at 3:00 p.m., Central Time, for the following purposes:

1.	To approve an amendment to our Articles of Incorporation that would change our name from “Check Technology Corporation” to “Delphax Technologies Incorporated.”

2.	To approve amendments to our Bylaws and Articles of Incorporation that would provide for a classified Board of Directors serving staggered three-year terms of office and would require a shareholder vote of 80% or more for the shareholders to remove a director, increase or decrease the size of the Board or amend or repeal the Bylaws relating to the election or removal of directors.

3.	To elect five directors. If shareholders approve Proposal 2, the directors will serve staggered terms of one, two or three years initially, followed by three-year terms. If shareholders do not approve Proposal 2, each director will serve a one year term.

4.	To approve an amendment to our Articles of Incorporation to increase the number of authorized shares of capital stock from 28 million shares to 53 million shares, to consist of 50 million shares of Common Stock, and 3 million shares of undesignated Preferred Stock.

5.	To ratify and approve the selection of independent auditors for the current fiscal year.

6.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      The Board of Directors has fixed the close of business on January 22, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

THOMAS H. GARRETT III
Secretary

Minnetonka, Minnesota
February      , 2002

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

PROXY STATEMENT Annual Meeting of Shareholders
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
PROPOSAL 1 COMPANY NAME CHANGE
PROPOSAL 2 AMENDMENTS TO CREATE A CLASSIFIED BOARD AND REQUIRE AN 80% SHAREHOLDER VOTE TO TAKE CERTAIN ACTIONS
PROPOSAL 3 ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES
PROPOSAL 4 AMENDMENT TO THE ARTICLES OF INCORPORATION CONCERNING AUTHORIZED CAPITAL STOCK
PROPOSAL 5 APPROVAL OF AUDITORS
CERTAIN TRANSACTIONS
SHAREHOLDER PROPOSALS
GENERAL
APPENDIX A PROPOSED AMENDMENTS AND ADDITIONS TO THE BYLAWS
APPENDIX B PROPOSED AMENDMENTS AND ADDITIONS TO THE ARTICLES OF INCORPORATION
ARTICLE I
ARTICLE III
ARTICLE VII

CHECK TECHNOLOGY CORPORATION

PROXY STATEMENT

Annual Meeting of Shareholders

March 21, 2002

       This Proxy Statement is furnished to the shareholders of Check Technology Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on Thursday, March 21, 2002, at the offices of the Company, 12500 Whitewater Drive, Minnetonka, MN 55343, at 3:00 p.m., Central Time, or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to the solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, facsimile or in person, and no additional compensation will be paid to such individuals. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s Common Stock registered in the name of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. The mailing of this proxy statement to shareholders of the Company commenced on or about February      , 2002.

      The total number of shares of capital stock of the Company outstanding and entitled to vote at the meeting as of January 22, 2002 consists of 6,161,298 shares of $.10 par value Common Stock (the “Common Stock”). Each share of Common Stock is entitled to one vote and there is no cumulative voting. Only shareholders of record at the close of business on January 22, 2002 will be entitled to vote at the meeting. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

      Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business.

      Shares represented by proxies properly signed, dated and returned will be voted at the annual meeting in accordance with the instructions set forth therein. If a proxy is properly signed but contains no such instructions, the shares represented thereby will be voted FOR the amendment to the Articles of Incorporation changing the name of the Company to Delphax Technologies Incorporated, FOR the approval of the amendment to the Bylaws and Articles of Incorporation creating a classified board and requiring an 80% shareholder vote to amend such Bylaws and Articles, FOR the director nominees, FOR the amendment to the Articles of Incorporation increasing the number of authorized shares, FOR the appointment of the auditors, and at the discretion of the proxy holders as to any other matters which may properly come before the annual meeting. Each proxy may be revoked at any time before it is voted by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Company or by attending the annual meeting and voting in person.

      Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders, but as unvoted for purposes of determining the approval of the matter. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

      The following table sets forth, as of January 22, 2002, the beneficial ownership of the Company’s Common Stock by (i) all persons who are known by the Company to hold five percent or more of the

Common Stock of the Company, (ii) each of the directors of the Company, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and officers of the Company as a group.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class

Annette J. Brenner and Fred H. Brenner	702,800	(1)	11.4%
514 N. Wynnewood Avenue Wynnewood, PA 19096

Dimensional Fund Advisors, Inc.	349,800	(2)	5.7%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401

Jay A. Herman(3)(4)	237,761	(5)	3.8%

R. Stephen Armstrong(3)	2,000		*

Thomas H. Garrett III(3)	37,500	(5)(6)	*

Gary R. Holland(3)	39,500	(5)	*

Earl W. Rogers(3)	1,000		*

Rob M. Barniskis(4)	15,000	(5)	*

Bruce H. Malmgren(4)	3,750	(5)	*

Dieter P. Schilling(4)	73,206	(5)	1.2%

Peter J. Wood(4)	35,000	(5)	*

All officers and directors as a group (10 persons)	444,717	(5)	6.9%

 *  Less than 1%

(1)	Annette J. Brenner has sole voting power with respect to shares. Fred H. Brenner has sole voting power with respect to shares.

(2)	Dimensional Fund Advisors Inc. has sole dispositive power with respect to 349,800 shares and sole voting power with respect to 349,800 shares. Dimensional Fund Advisors Inc. disclaims beneficial ownership of such shares.

(3)	Serves as a director of the Company. The address of each individual is 12500 Whitewater Drive, Minnetonka, MN 55343.

(4)	Serves as an executive officer of the Company and appears in the Summary Compensation Table below.

(5)	Includes the following number of shares which could be purchased under stock options exercisable within 60 days from the record date: Mr. Herman, 123,333 shares; Mr. Armstrong, 2,000 shares; Mr. Garrett, 20,834 shares; Mr. Holland, 27,500 shares; Mr. Barniskis, 15,000 shares; Mr. Malmgren, 3,750 shares; Mr. Schilling, 47,500 shares; Mr. Wood, 35,000 shares; and all officers and directors as a group, 274,917 shares.

(6)	Includes 6,000 shares held by Mr. Garrett’s spouse. Mr. Garrett disclaims beneficial ownership of such shares.

PROPOSAL 1

COMPANY NAME CHANGE

      The Board of Directors has approved and is proposing to shareholders for their approval an amendment to Article I of the Company’s Articles of Incorporation to change the Company’s name to Delphax Technologies Incorporated. The Delphax name is available to the Company as a result of its recent acquisition of Delphax Systems, and the Board believes that use of the Delphax name will facilitate the integration of that business. The new name also more accurately reflects the breath of the Company’s current and foreseeable business, which has moved beyond only providing check printing equipment to providing digital printing technologies and services for a number of applications. If this Proposal 1 is approved, Article I of the Articles of Incorporation would be amended to read as follows:

“The name of the corporation is Delphax Technologies Incorporated.”

Vote Required and Board of Directors Recommendation

      The affirmative vote of a majority of the shares represented at the meeting of the Company’s Common Stock is required to approve the change of the Company’s name.

      The Board believes that the proposal to change the Company’s name to Delphax Technologies Incorporated is in the best interest of the Company and its shareholders for the reasons stated above. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSED CHANGE IN THE COMPANY’S NAME.

PROPOSAL 2

AMENDMENTS TO CREATE A CLASSIFIED BOARD AND REQUIRE AN

80% SHAREHOLDER VOTE TO TAKE CERTAIN ACTIONS

General

      The Board of Directors does not know of any special effort that is planned or underway to accumulate the Company’s stock or to attempt to obtain control over the Company. However, the Board believes that because of recent growth in the Company’s revenue, its acquisition of Delphax Systems and current stock market conditions, the Company is more vulnerable than in the past to the possibility of a hostile takeover at a price which does not provide full value to the Company’s shareholders. Thus, the Board believes it is prudent for the Company’s shareholders to give the Board of Directors a stronger position to negotiate with a potential acquiror, should one appear, by providing for staggered terms of office for the members of the Company’s Board of Directors.

      To create a Board of Directors with staggered terms of office and to prevent those terms of office from being circumvented, the Board of Directors has approved and is seeking shareholder approval for (i) an amendment to Section 3.02 of the Company’s Bylaws to provide for staggered terms of office for directors, (ii) the addition of a new Section 3.10 to the Bylaws to require the approval of the holders of 80% or more of the outstanding shares of Common Stock (an “80% Shareholder Vote”) to increase or decrease the size of the Board or to remove directors, and (iii) to add a new Article VII to the Company’s Articles of Incorporation which requires an 80% Shareholder Vote to amend or repeal the provisions of the Bylaws fixing the number of directors or their classifications, qualifications or terms of office, or containing procedures for removing directors or filling vacancies in the Board, or amending or repealing the new Article VII. These three changes (the “Amendments”) are being presented to shareholders for their approval as a single proposal. The purpose of the Amendments is to provide for continuity and stability of management by staggering the length of the terms of office for which directors are elected, and to make it more difficult for a substantial shareholder to circumvent those terms of office or change abruptly the entire Board of Directors of the Company without the approval and cooperation of the incumbent Board.

      In connection with proposing a takeover, restructuring or sale of all or part of the corporation or other similar extraordinary corporate action, there is often a rapid accumulation of substantial stock positions by a potential acquirer. Such actions are sometimes undertaken without advance notice to or consultation with the board of directors of a corporation. In many cases, the suitor seeks representation on the corporation’s board of directors in order to increase the likelihood that its proposed extraordinary transaction will be implemented by the corporation. If the corporation resists the efforts of the suitor to obtain representation on its board, the suitor may commence a proxy contest to have its nominees elected to the board in place of certain directors or the entire board. In some cases, the suitor may not truly be interested in taking over the corporation but uses the threat of a proxy fight or bid to take over the corporation as a means of forcing the corporation to repurchase its equity position at a substantial premium over the then current market price.

      The Company’s Board of Directors believes that any imminent threat of removal of the Company’s Board of Directors in a proxy fight would severely curtail management’s ability to negotiate effectively with potential suitors. The Board of Directors could be deprived of the time necessary to collect information and evaluate the takeover proposal, to attempt to develop and study alternative proposals, and to help ensure that the best price is obtained in any transaction involving the Company which may ultimately be undertaken. The Amendments will help ensure that the Board will have sufficient time to review a proposal made by a third party which has acquired a significant block of the Company’s Common Stock and to evaluate appropriate alternatives to any proposed transaction. The Amendments are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms’ length negotiations with the Company’s management and Board of Directors, who would then be in a position to negotiate a transaction which is fair to all shareholders.

      The Amendments may significantly affect the ability of shareholders of the Company to effect rapid changes in the composition of the Board of Directors. Accordingly, before voting, shareholders are urged to read carefully the following description of the Amendments and their purposes and effects. The text of the proposed Bylaw amendments is set forth in full as Exhibit A hereto. The text of proposed Article VII to the Articles of Incorporation is set forth in full as Exhibit B hereto.

Description of Amendments to Bylaws

      The amendment to Section 3.02 of the Bylaws would provide for the eventual election of all directors for three-year rather than one-year terms, with approximately one-third of the directors to be elected each year. Under the amendment, the five directors to be elected at the annual meeting in 2002 will be divided into three classes, with one director to be elected for a term expiring in 2003, two directors to be elected for terms expiring in 2004 and two directors to be elected for terms expiring in 2005. Commencing in 2003 and thereafter, all directors, except as described below, would be elected to three-year terms.

      The proposed amendment to Section 3.02 of Article III of the Bylaws states that the number of directors shall be not less than one and that such number shall be established by resolution of the Board of Directors. The Bylaw amendment would also provide that an 80% Shareholder Vote would be required for the shareholders to increase or decrease the size of the Board. If the size of the Board were altered, the increase or decrease would be distributed among the three classes of directors as equally as possible, as determined by the Board or by an 80% Shareholder Vote. Under both the current Bylaws and the proposed amended Bylaws, the Board can elect a director to fill a vacancy created by an increase in the size of the Board or fill any vacancy created by the death, resignation, retirement, disqualification or removal of a director. Under the current Bylaws, any such director would have to stand for reelection at the next annual meeting of shareholders for his or her then unexpired term. Presently, the Bylaws provide that directors shall hold office until the next annual meeting and do not contain any special voting requirements for increasing or decreasing the number of directors.

      The proposed new Section 3.10 of the Bylaws would provide that directors may be removed from office, with or without cause, only by an 80% Shareholder Vote. Currently, the Bylaws do not discuss removal. In the absence of a Bylaw provision, Minnesota law provides that after a director has been elected removal may be effected by majority affirmative vote of the shares entitled to vote at an election of directors. See Minnesota Statutes Chapter 302A.223. Minnesota law also provides that a majority of the directors may remove a director if that director was named to fill a vacancy and the shareholders have not elected directors since the vacancy was filled. See Minnesota Statutes Chapter 302A.223.

Description of Article VII of the Articles of Incorporation

      In order to prevent the proposed amendments to the Bylaws from being circumvented, the Board also recommends the addition of a new Article VII to the Company’s Articles of Incorporation. Article VII provides that the Board of Directors shall have the power, to the extent permitted by law, to adopt, amend or repeal the Bylaws, subject to the power of the shareholders to adopt, amend or repeal them. Under Minnesota law, the Board may not adopt, amend or repeal Bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board, or fixing the number of directors or their classifications, qualifications or terms of office, but may adopt or amend Bylaws to increase the number of directors. See Minnesota Statutes Chapter 302A.181.

      Article VII would require an 80% Shareholder Vote for the adoption, amendment or repeal of Bylaws by shareholders fixing the number of directors or their classifications, qualifications or terms of office, or containing procedures for removing directors or filling vacancies in the Board. Article VII would also require an 80% Shareholder Vote for shareholders to increase or decrease the size of the Board or remove directors. Such provisions of Article VII are needed because, under Minnesota law, requirements for shareholder votes greater than a majority must be set forth in the Articles of Incorporation to be effective. The Bylaws currently provide that they may be repealed or amended by a majority of the whole Board of Directors, subject to the power of the shareholders, exercisable in the manner provided under Minnesota law, to adopt, amend or repeal the Bylaws adopted, amended or repealed by the Board of Directors.

Purpose and Effects of the Amendments

      The classification of directors is intended to make it more difficult to change the composition of the Board of Directors. At least two shareholders’ annual meetings, instead of one, would generally be required for shareholders to effect a change in majority control of the Board. Although the Company has not encountered any lack of continuity or stability, the Board believes that a longer period of time being required to elect a majority of the directors will help assure continuity and stability of the Company’s affairs and policies in the future as a majority of the directors at any given time will have prior experience as directors of the Company. The classification provision will apply to every election of directors, whether or not a change in the composition of the Board, in the opinion of some or a majority of the Company’s shareholders, would be desirable.

      The provisions of the proposed amendments to the Bylaws and Articles of Incorporation relating to the removal of directors are designed to protect the classified Board structure in the event a third party gains control of a substantial minority or a simple majority of the Company’s outstanding Common Stock. The requirement of an 80% Shareholder Vote to remove directors, combined with the current Bylaw provision granting the existing directors the right to fill vacancies, is intended to prevent such a third party from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies created by removal. Moreover, the currently existing provision that newly created directorships are to be filled by the Board, along with the amendments to Section 3.02 of the Bylaws and the Articles of Incorporation that provide for Board action or an 80% Shareholder Vote to increase the size of the Board of Directors, would prevent those seeking majority control of the Board of Directors from obtaining such control simply by enlarging the Board and filling the new directorships with their own nominees.

      The requirement of an 80% Shareholder Vote to amend or repeal the Bylaws and Articles relating to the staggered board and removal of directors will prevent a takeover bidder or other shareholder holding a majority (but less than 80%) of the Common Stock from avoiding the requirements of the Amendments by simply repealing them. However, such requirement may give minority shareholders veto power over any changes in the Amendments.

      The Amendments may make more difficult or discourage a proxy contest, the removal of the incumbent Board or the assumption of control of the Company, by tender offer or otherwise, by a third party, even though such action might be beneficial to the Company and its shareholders, and could thus increase the likelihood that incumbent directors will retain their positions. Under the Amendments, a shareholder or shareholders controlling a majority, but less than 80%, of the outstanding Common Stock of the Company would be unable to remove directors without the approval of some of the shareholders holding the balance of the Common Stock. In addition, since the Amendments are designed in part to discourage accumulations of large blocks of the Company’s Common Stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, adoption of the Amendments could tend to reduce the temporary fluctuations in the market price of the Company’s Common Stock which could be caused by accumulation of large blocks of

Common Stock. Accordingly, shareholders could be deprived of possible opportunities to sell their Common Stock at a temporarily higher market price.

      Takeovers or changes in the management of the Company proposed and effected without prior consultation and negotiation with the Board of Directors would not necessarily be detrimental to the Company and its shareholders. However, the Board believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company outweigh the disadvantages of discouraging such proposals.

Vote Required and Board of Directors Recommendation

      The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote on the Amendments at the annual meeting is required to adopt this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE AMENDMENTS.

PROPOSAL 3

ELECTION OF DIRECTORS

      The current Bylaws of the Company provide that at each annual meeting the shareholders shall elect directors to serve during the following year. The Board of Directors has nominated its current members, Jay A. Herman, R. Stephen Armstrong, Thomas H. Garrett III, Gary R. Holland and Earl W. Rogers, for re-election to serve until their successors are duly elected and qualified or until their resignation or removal.

      This Proxy Statement contains a proposal (Proposal 2, discussed above) to amend the Company’s Bylaws and Articles of Incorporation to classify the Company’s Board of Directors into three classes with staggered terms. If Proposal 2 is adopted at this year’s annual meeting, members of each class will be elected at the annual meeting. One director will be elected for a term expiring at the 2003 annual meeting, two directors will be elected for a term expiring at the 2004 meeting, and two directors will be elected for a term expiring at the 2005 annual meeting, in each case until their respective successors are duly elected and qualified or until their earlier resignation or removal. Beginning with the 2003 annual meeting, members of the class whose term expires at the meeting will be elected each year to serve a three-year term until their successors have been elected and qualified or until their earlier resignation or removal. If Proposal 2 is not adopted, all directors will be elected to hold office until the 2003 annual meeting or until their successors have been elected and qualified or until their earlier resignation or removal.

      The Board has nominated Mr. Rogers for election as director to serve until the 2003 annual meeting, Messrs. Holland and Armstrong for election as directors to serve until the 2004 annual meeting and Messrs. Garrett and Herman for election as directors to serve until the 2005 annual meeting. All nominees are currently directors of the Company.

      The Board of Directors recommends that the shareholders elect the nominees named below as directors of the Company. It is intended that the persons named as proxies will vote the proxies for the election as directors of the nominees named below. Each nominee is presently a director of the Company. Unless otherwise indicated, each nominee has held his present occupation as set forth below, or has been an officer with the organization indicated, for more than the past five years. Each nominee has indicated his willingness to serve, but should any nominee be unable to serve as a director, the persons named as proxies may vote for a substitute nominee in their discretion.

      Set forth below is certain information with respect to each nominee for director, each of whom is currently serving as a director of the Company, including the term of office for which each nominee is nominated.

Nominee for Class I Term Continuing through the 2003 Annual Meeting

Earl W. Rogers Director since 2001 Age — 53	Business Consultant

      Mr. Rogers recently retired as Vice President of John H. Harland Company. Mr. Rogers served in a variety of executive level positions with John H. Harland Company, a provider of software, data services and printed products to the financial and education markets, from 1976 to 2001. Mr. Rogers’ positions included General Manager of the Printed Products Group, the Checks Group, and most recently the Manufacturing and Technology Group. Mr. Rogers is also a director of Gwinnett Industries, an industrial development company, and Pattillo Construction Corporation, a builder of large commercial buildings.

Nominees for Class II Term Continuing through the 2004 Annual Meeting

Gary R. Holland Director since 1992 Age — 59	Chairman, President and Chief Executive Officer of Fargo Electronics, Inc.

      Mr. Holland is Chairman of the Board of Directors, President and Chief Executive Officer of Fargo Electronics, Inc., a manufacturer of plastic card personalization equipment. He is also Chairman of the Board of Directors of Datakey, Inc., a manufacturer of portable data devices. He previously served as President and Chief Executive Officer of Datacard Corporation, a manufacturer of plastic transaction cards, embossing and encoding equipment and transaction terminals, from 1982 to 1992.

R. Stephen Armstrong Director since 2000 Age — 51	Executive Vice President and Chief Financial Officer of Patterson Dental Company

      Mr. Armstrong is Executive Vice President and Chief Financial Officer of Patterson Dental Company, a distributor of dental equipment, supplies and services. Prior to joining Patterson Dental Company in 1999, Mr. Armstrong was a partner in public accounting at Ernst & Young LLP.

Nominees for Class III Term Continuing through the 2005 Annual Meeting

Thomas H. Garrett III Director since 1986 Age — 57	Business Consultant

      Mr. Garrett is Secretary to the Company and has been a business and legal consultant since July 1996. Prior to July 1996, Mr. Garrett was a partner at the law firm of Lindquist & Vennum P.L.L.P. of Minneapolis, Minnesota. He served as its Managing Partner from 1993 through 1995. Mr. Garrett is also a director of St. Jude Medical, Inc. and Lifecore Biomedical, Inc.

Jay A. Herman Director since 1989 Age — 53	Chairman and Chief Executive Officer of the Company since June 1989

      Mr. Herman joined the Company as Executive Vice President and Chief Financial Officer in May 1988 and was promoted to President in June 1989 and elected Chairman of the Board in October 2001. Prior to joining the Company, Mr. Herman was Vice President and Chief Financial Officer of Gelco Corporation’s International Division. He held that post from 1986 to 1988. Between 1979 and 1986, Mr. Herman held the positions of Vice President of Administrative Services for Gelco Corporation and Director of Planning and Budgets for Gelco’s Fleet Leasing Division. Before joining Gelco, Mr. Herman held several positions with General Mills.

Vote Required and Board of Directors Recommendation

      The affirmative vote of a majority of the shares represented at the meeting of the Company’s Common Stock is required for the election of the nominees. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE.

      The Board of Directors met five times during fiscal 2001. The Board of Directors has two standing committees, the Executive Committee and the Audit Committee. The Executive Committee is composed of the Chairman of the Board of Directors for the Company (vacant) and Mr. Herman. The Executive Committee did not meet during fiscal 2001. The Executive Committee has the power of the Board and also acts as an advisory body to the Board by reviewing various matters prior to their submission to the Board. The Audit Committee is currently comprised of Messrs. Armstrong, Garrett and Holland. The Audit Committee met five times in fiscal 2001 and has met once since September 30, 2001 to review the 2001 audit and the recommendations of the Company’s independent auditors. Among other duties, the Audit Committee reviews and evaluates significant matters relating to the audit and internal controls of the Company, reviews the scope and results of audits by, and the recommendations of, the Company’s independent auditors and approves additional services to be provided by the auditors. The Committee reviews audited financial statements of the Company. Each director attended 75% or more of the meetings during fiscal 2001 of the Board of Directors and Board Committees on which he served.

      During fiscal 2001, directors were paid a quarterly retainer of $1,250, a fee of $1,000 for each meeting attended of the Board of Directors and the Annual Meeting of Shareholders, and $500 for each meeting attended of any committee on which they serve. No compensation for serving as a director was paid to Mr. Herman.

      The Company’s 1997 Stock Plan (the “1997 Plan”) and the Company’s 2000 Stock Plan (the “2000 Plan”) allow for the granting of discretionary stock options and other stock-based awards to directors of the Company, including non-employee directors. The 1997 Plan and 2000 Plan do not currently provide for annual automatic grants to non-employee directors.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

      The following table shows, for the fiscal years ending September 30, 2001, 2000 and 1999, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Jay A. Herman, the Company’s Chairman and Chief Executive Officer, Robert M. Barniskis, the Company’s Vice President, Chief Financial Officer, Bruce H. Malmgren, the Company’s Vice President, Sales and Marketing, Dieter P. Schilling, the Company’s Vice President, Operations and Peter J. Wood, the Company’s Vice President, Engineering (the “Named Executives”). No other executive officers of the Company received total cash compensation exceeding $100,000 during fiscal 2001.

Summary Compensation Table

				Long-term
				Compensation
		Annual Compensation		Awards

				Securities
				Underlying		All Other
Name and Position	Year	Salary($)	Bonus($)	Options(#)		Compensation($)

Jay A. Herman	2001	$236,947	$92,100	40,000	(1)	$176,947	(2)
Chairman, President and	2000	218,109	35,000	20,000	(3)	27,897	(4)
Chief Executive Officer	1999	209,751	45,000	60,000	(5)	27,545	(6)

Robert M. Barniskis	2001	$93,616	$22,500	20,000	(7)	$1,735	(8)
Vice President,	2000	75,595	—	15,000	(9)	—
Chief Financial Officer	1999	—	—	—		—

Bruce H. Malmgren	2001	$108,462	$—	15,000	(10)	$4,125	(11)
Vice President,	2000	—	—	—		—
Sales and Marketing	1999	—	—	—		—

Dieter P. Schilling	2001	$100,634	$25,000	20,000	(7)	$10,857	(12)
Vice President,	2000	94,974	—	15,000	(13)	7,751	(14)
Operations	1999	90,000	5,000	40,000	(15)	7,723	(16)

Peter J. Wood	2001	$109,335	$7,500	20,000	(7)	$3,579	(17)
Vice President,	2000	105,701	—	15,000	(11)	41,610	(18)
Engineering	1999	100,000	5,000	40,000	(15)	21,104	(19)

(1)	Reflects an option grant of 40,000 shares at $4.125 per share.
(2)	Includes $20,625 of executive benefits, $92,577 for forgiveness of a loan, $57,423 as a tax gross-up payment for loan forgiveness and a $4,800 matching contribution under the Company’s 401(k) Plan.
(3)	Reflects an option grant of 20,000 shares at $2.688 per share.
(4)	Includes $13,438 of executive benefits, $8,705 for car allowance and a $4,800 matching contribution under the Company’s 401(k) Plan.
(5)	Reflects an option grant of 60,000 shares at $2.625 per share.
(6)	Includes $14,375 of executive benefits, $8,370 for car allowance and a $4,800 matching contribution under the Company’s 401(k) Plan.
(7)	Reflects an option grant of 20,000 shares at $4.125 per share.
(8)	Reflects a $1,735 matching contribution under the Company’s 401(k) Plan.
(9)	Reflects an option grant of 15,000 shares at $2.25 per share.

(10)	Reflects an option grant of 15,000 shares at $3.50 per share.
(11)	Reflects a $4,125 car allowance.
(12)	Includes $8,250 of executive benefits, and a $2,211 matching contribution under the Company’s 401(k) Plan.
(13)	Reflects an option grant of 15,000 shares at $2.688 per share.
(14)	Includes $5,375 of executive benefits, and a $1,872 matching contribution under the Company’s 401(k) Plan.
(15)	Reflects an option grant of 40,000 shares at $2.625 per share.

(16)	Includes $5,750 of executive benefits, and a $1,973 matching contribution under the Company’s 401(k) Plan.
(17)	Includes a $3,280 matching contribution under the Company’s 401(k) Plan.
(18)	Includes $19,065 for exercise of stock options, $18,130 for relocation expenses and $3,180 matching contribution under the Company’s 401(k) Plan.
(19)	Includes $19,104 for relocation expenses and $2,000 matching contribution under the Company’s 401(k) Plan.

Option Exercises and Holdings

      The following table sets forth information with respect to an option grant to the Named Executives in fiscal 2001:

      The following table sets forth information with respect to the Named Executives concerning the exercise of options during 2001 and unexercised options held as of September 30, 2001:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

					Potential Realizable
					Value at Assumed
					Annual Rates of
					Stock Price
		Percent of Total			appreciation for
	Number of Securities	Options Granted to			Option Term
	Underlying Options	Employees in	Exercise	Expiration
Name	Granted(#)	Fiscal Year	Price	Date	5%	10%

Jay A. Herman	40,000	23%	$4.125	10/02/07	$67,172	$156,538

Rob M. Barniskis	20,000	11	4.125	10/02/07	33,586	78,269

Bruce H. Malmgren	15,000	8	3.500	10/23/07	21,373	49,808

Dieter P. Schilling	20,000	11	4.125	10/02/07	33,586	78,269

Peter J. Wood	20,000	11	4.125	10/02/07	33,586	78,269

      The following table sets forth information with respect to the Named Executives concerning the exercise of options during 2001 and unexercised options held as of September 30, 2001:

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options(#)		Options($)(1)
	Shares Acquired	Value
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jay A. Herman	—	$—	95,417	102,083	$10,088	$25,562

Rob M. Barniskis	—	—	5,000	30,000	4,300	8,600

Bruce H. Malmgren	—	—	—	15,000	—	—

Dieter P. Schilling	—	—	30,000	62,500	6,960	17,510

Peter J. Wood	—	—	20,000	60,000	4,535	17,510

(1)	Based on a market price of $3.110 per share for the Company’s Common Stock as of September 30, 2001.

Employment Agreement

      Effective October 1, 2000, the Board approved an Employment Agreement for Mr. Herman. Under the agreement, Mr. Herman receives a minimum base salary of $228,228 and is eligible for bonuses and fringe benefits made available to executive officers of the Company. The agreement provides that, if Mr. Herman’s employment is terminated (i) by the Company for reasons other than disability or “Cause” or (ii) by Mr. Herman for “good reason,” following a “change in control” as defined in the agreement, then the Company shall pay a severance payment equal to three times Mr. Herman’s base salary during the period prior to the termination. In general, a change in control would occur when 50% or more of the Company’s outstanding voting stock is acquired by any person, when the shareholders approve an asset sale, merger, consolidation or other major corporate event, or when the current members of the Board of Directors or their successors, elected or nominated by such members, cease to be a majority of the Board of Directors. The agreement also provides that, if Mr. Herman’s employment is terminated (i) by the Company for reasons other than disability or “Cause” or (ii) by Mr. Herman for “good reason” and no “change of control” has occurred, then the Company shall pay a severance payment equal to two times Mr. Herman’s base salary during the period prior to termination.

Compensation Committee Interlocks and Insider Participation

      The full Board of Directors of the Company acted as the Compensation Committee until March 20, 2001, when a separate Compensation Committee was established. Until that date Mr. Herman, as a member of the Board of Directors, participated in deliberations as to the compensation of other employees, but abstained from votes related to his compensation.

Report on Executive Compensation

      Decisions on compensation of the Company’s executives are made by the entire Board of Directors. The following report shall not be deemed incorporated by reference into any filing under the Securities Exchange Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”).

      The Company uses various compensation surveys and outside consultants to develop its compensation strategy and plans. The Board also refers to such surveys for executive compensation purposes. The Board has not used outside consultants to prepare specific studies, but the Board would be free to do so in the exercise of its independent judgment.

      There are four components to the Company’s executive compensation program: (1) base salary; (2) bonus; (3) stock options; and (4) profit sharing/retirement. The compensation philosophy of the Company is to be competitive with comparable and directly competitive companies to attract and motivate highly qualified employees. To this end, the Board has adjusted the mix of the compensation components from year to year according to survey data and the Company’s performance.

      Base Salary. Executive base salaries are adjusted annually based on cost of living adjustments. Historically, base compensation increases have rarely exceeded 5%. Exceptions have been made in cases where job skills, performance and competitive salary information justify same.

      Bonus. The Board annually approves executive bonuses based upon the achievement of predetermined earnings and development objectives the Board believes are critical to the Company’s long-term progress. Bonuses are payable to deserving executives, managers and key employees based upon the recommendation of the Chairman and Chief Executive Officer. For each of the last five years, an annual bonus of $35,000 has been paid to the Chairman and Chief Executive Officer in order to reduce his indebtedness under the Company’s discontinued Executive Loan Program (see “Certain Transactions”). The loan was forgiven in May of fiscal 2001.

      Stock Options. The Company’s current stock option plans include executives, managers and key employees. Stock options have been granted periodically by the Board of Directors. The Company’s 1991, 1997 and 2000 Plans allow the grant of options, both incentive and non-qualified, as well as restricted and deferred stock awards. Restricted stock grants have been used sparingly. The Company’s option grants and restricted stock awards are subject to time vesting in 20% - 25% annual increments commencing on the first anniversary of the date of grant. During fiscal 2001, the Company granted stock options to purchase an aggregate of 182,700 shares of Common Stock to 130 executive officers and employees, and 1 director of the Company.

      Profit Sharing/ Retirement. The Company sponsors a 401(k) Plan for U.S. employees, including executives, under which the Company partially matches employee contributions at a proportion set by the Company. The Board approves the corporate matching formula for all employees.

      Chief Executive Compensation. Mr. Herman’s compensation for the period 1999-2001 is shown in the summary compensation table above. The Board of Directors believes that Mr. Herman has managed the Company extremely well in a difficult competitive environment and that his compensation is consistent with this evaluation. Mr. Herman has been subject to employment agreements with the Company since 1990. The Agreement (described in “Employment Agreement” set forth above) provides that the Board may increase Mr. Herman’s base salary from time to time, as it deems advisable.

Submitted by the Compensation Committee of the Company’s Board of Directors:

      R. Stephen Armstrong          Thomas H. Garrett          Gary R. Holland

Board Audit Committee Report

      The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s financial reporting system by overseeing and monitoring management’s and the independent auditors’ participation in the financial reporting process. The Audit Committee is comprised of independent directors, and acts under a written charter first adopted and approved by the Board of Directors on June 6, 2000. Each of the members of the Audit Committee is independent as defined by the Nasdaq listing standards.

      The Audit Committee held five meetings during fiscal year 2001. The meetings were designed to facilitate and encourage private communication between the Audit Committee and the Company’s independent auditors, Ernst & Young LLP.

      The Audit Committee reviewed and discussed the audited financial statements with management and Ernst & Young LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The discussions with Ernst & Young LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the independent auditors the auditors’ independence from management and the Company and considered the compatibility of nonaudit services with the auditors’ independence.

      Based on the discussions with management and Ernst & Young LLP, the Audit Committee’s review of the representations of management and the report of Ernst & Young LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2001 filed with the Securities and Exchange Commission on December 19, 2001.

Submitted by the Audit Committee of the Company’s Board of Directors:

      R. Stephen Armstrong          Thomas H. Garrett          Gary R. Holland

      The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

Stock Performance

      The graph below sets forth a comparison of the cumulative shareholder return of the Company’s Common Stock over the last five fiscal years with the cumulative total return over the same periods for the Total Return Index for the Nasdaq Stock Market — U.S. Companies and a peer group made up of the following four companies whose business is selling capital equipment to the industrial printing industry: Baldwin Technology Company Inc., Gunther International Ltd., Publishers Equipment Corp., and Stevens International, Inc. The graph below compares the cumulative total return of the Company’s Common Stock over the last five fiscal years assuming a $100 investment on October 1, 1996 and assuming reinvestment of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Check Technology Corporation
The NASDAQ Stock Market (U.S.) Index and a Peer Group

*	$100 Invested on 9/30/1996 in Stock or Index including Reinvestment of Dividends Fiscal Year Ending September 30.

	Cumulative Total Return

	9/96	9/97	9/98	9/99	9/00	9/01

Check Technology Corporation	$100	$66	$40	$37	$60	$31

Nasdaq Stock Market (U.S.)	100	163	166	270	359	124

Peer Group	100	74	56	28	25	21

      The preceding performance graph shall not be deemed incorporated by reference by any statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 4

AMENDMENT TO THE ARTICLES OF INCORPORATION CONCERNING

AUTHORIZED CAPITAL STOCK

General

      The Company’s Articles of Incorporation currently authorize the issuance of up to 28,000,000 shares of capital stock, consisting of:

(i) 25,000,000 authorized shares of Common Stock, of which 6,161,298 shares were outstanding as of January 22, 2002, and 2,263,421 shares of Common Stock were reserved for issuance under existing stock options, leaving 16,575,281 shares of Common Stock available for issuance for other purposes; and

(ii) 3,000,000 authorized shares of Preferred Stock (none of which are now outstanding), consisting of 1,000,000 authorized shares of Series A Convertible Preferred Stock, 1,200,000 authorized shares of Series B Convertible Preferred Stock, and 800,000 authorized shares of undesignated Preferred Stock, the terms of which can be designated by the Board of Directors at the time of issuance.

      The terms of the Series A Convertible Preferred Stock were designated in a Certificate of Designation that was adopted by the Board of Directors (and thereby became a part of the Articles of Incorporation) in 1986 when the Series A Convertible Preferred Stock was issued. It provides, among other things, for a liquidation preference and a conversion price of $2.00 per share. All of the outstanding shares of Series A Convertible Preferred Stock were converted to Common Stock in 1993.

      The terms of the Series B Convertible Preferred Stock were designated in a revised Certificate of Designation that was adopted by the Board of Directors (and thereby became a part of the Articles of Incorporation) in 1990 when the Series B Convertible Preferred Stock was designated. It provides, among other things, for a liquidation preference and a conversion price of $2.75 per share. All of the outstanding shares of Series B Convertible Preferred Stock were converted to Common Stock in 1995.

      The Board of Directors believes that the current terms of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are outdated, and that because of their terms, which cannot now be changed by the Board, it is unlikely those shares will ever be reissued. The Board also believes that it would be beneficial to increase the number of authorized shares of Common Stock. In order to do so, the Board has adopted and seeks shareholder approval for an amendment to the Company’s Articles of Incorporation to:

(i) amend Section 3.01 of the Company’s Articles of Incorporation to increase the authorized capital stock from 28 million to 53 million shares, consisting of 50 million authorized shares of Common Stock, and 3,000,000 authorized shares of Preferred Stock, and to provide that all 3,000,000 authorized shares of Preferred Stock are undesignated until such time as their terms are hereafter designated by the Board of Directors; and

(ii) repeal the existing Certificate of Designation and attached Statement of Rights and Preferences of Capital Stock stating the terms of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, since no such shares are outstanding.

      If the amendment is approved by the Company’s shareholders, Section 3.01 of the Company’s Articles of Incorporation would be amended to read as follows:

“3.01 The total number of shares of stock which this corporation shall have authority to issue is 53,000,000 shares, of which 50,000,000 shares shall consist of Common Stock, par value $.10 per share, and 3,000,000 shares of Preferred Stock having such terms as are designated by the Board of Directors at the time or times such shares of Preferred Stock are issued.”

      The additional shares of Common Stock for which authorization is sought would be a part of the existing class of shares of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. Such additional shares of Common Stock would not (and the shares of Common Stock presently outstanding do not) entitle the holders thereof to preemptive rights to subscribe for or purchase additional shares of Common Stock of the Company or to cumulative voting for the election of directors.

      Article 3.02 of the Company’s Articles of Incorporation grants the Board of Directors the right to designate by resolution, without further act of the shareholders, different classes or series of shares and the right to fix the rights and preferences of such shares. The Board has relied on this authority in the past to designate the terms of Series A and Series B Convertible Preferred Stock. The Board could rely on this authority in the future to designate a new series or class of Preferred Stock having rights senior to other classes of stock, including the Common Stock. The Board could also grant additional voting rights to shares of Preferred Stock. Accordingly, if the Board of Directors so authorizes, the holders of Preferred Stock may be entitled to vote separately as a class in connection with the approval of certain extraordinary corporate transactions in circumstances where Minnesota law does not require such class vote or might be given a disproportionately large number of votes. Such shares of Preferred Stock could also be convertible into a large number of shares of Common Stock under certain circumstances or have other terms which might make acquisition of a controlling interest in the Company more difficult or more costly. Potentially, the Preferred Stock could be used to create voting impediments or to frustrate persons seeking to effect a merger or otherwise gain control of the Company. Also, the Preferred Stock could be privately placed with purchasers who might side with the management of the Company in opposing a hostile tender offer or other attempt to obtain control. Issuance of the Preferred Stock as an anti-takeover device might preclude shareholders from taking advantage of a situation they may consider to be favorable to their interests.

Purposes and Effects of the Amendment

      Except for shares reserved for stock options as noted above, the Company has no agreements or understandings concerning the issuance of any additional shares of Common Stock or Preferred Stock. However, the Board of Directors believes that the increased authorization of shares of capital stock is advisable at this time so that shares will be available for issuance in the future on a timely basis if such need arises in connection with financings, acquisitions, stock splits or dividends, or other corporate purposes. This will enable the Company to take advantage of market conditions, the availability of favorable financing, and opportunities for acquisitions without the delay and expense associated with convening a special shareholders’ meeting.

      The increase in authorized shares could also be used in connection with the Board of Director adopting an anti-takeover measure known as a Shareholder Rights Plan or “Poison Pill.” The Company currently has sufficient shares of undesignated Preferred Stock to permit adoption of a Rights Plan. The Board of Directors currently is considering adoption of a Rights Plan, which will not require shareholder approval. If a Rights Plan is adopted, the Board would most likely declare a dividend of one purchase right (a “Right”) for each outstanding share of Common Stock held of record as of the date of adoption of the Rights Plan. Each Right would typically entitle the holder to purchase from the Company one-hundredth of one share of a junior participating Preferred Stock at a specified price, subject to certain adjustments. The Rights would become exercisable, and would not be transferable apart from the Company’s shares of Common Stock, until a person or group has acquired a specified amount (typically 15%) or more of the Company’s Common Stock or has commenced a tender or exchange offer for a specified amount (typically 15%) or more of the Company’s Common Stock. In those events, each Right would entitle the holder (other than the acquiring person or group) to receive, upon exercise, common shares of either the Company or the acquiring company having value equal to two times the exercise price of the Right.

      The Rights issued in a Rights Plan are typically redeemable by the Company’s Board of Directors in certain circumstances and would expire ten years from the date of adoption. The effect of a Rights Plan would be to permit shareholders other than the potential acquirer to purchase significant amount of shares of Common Stock at a steep discount to the market, causing significant dilution to a potential acquirer and making an unwanted acquisition financially nearly impossible. A Rights Plan can force a potential acquirer to negotiate with the Board of Directors in order to avoid triggering the Rights Plan. A Rights Plan can also grant the Board of Directors time to conduct an orderly search for alternatives and gives the Board time to seek out other parties other than the initial suitor. The existence of a Rights Plan and the Company’s ability to issue additional shares of Common Stock or Preferred Stock may be to delay or prevent attempts by other persons or entities to acquire control of the Company without shareholder approval and this could prevent shareholders from realizing a premium on their shares in the event of a change in control transaction.

      Unless required by law, the Company’s Articles of Incorporation or the rules of Nasdaq on which the Company’s shares of Common Stock are listed, the Board of Directors will be able to provide for the issuance of the additional shares of Common Stock or Preferred Stock without further action by the Company’s shareholders and no further authorization by the shareholders will be sought prior to such issuance.

      Although not necessarily designed or intended for such purposes, the effect of the proposed increase in the authorized shares might be to render more difficult or to discourage a merger, tender offer, proxy contest or change in control of the Company or the removal of management, which shareholders might otherwise deem favorable. The authority of the Board of Directors to issue shares of Common Stock or Preferred Stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of the Company, because the issuance of additional shares of Common Stock of Preferred Stock would dilute the voting power of the shares of Common Stock then outstanding. Shares of Common Stock or Preferred Stock could also be issued to purchasers who would support the Board of Directors in opposing a takeover bid which the Board determines not to be in the best interests of the Company and its shareholders.

      In addition to this Proposal 4, the Company is also seeking as Proposal 2 the approval of amendments to the Company’s Bylaws and Articles of Incorporation that provide for staggered terms for the Company’s directors may have the effect of discouraging certain types of tender offers and other transactions that involve a change of control of the Company. If approved by the shareholders, the Proposal 2 amendments will also require the affirmative vote of the holders of 80% or more of the shareholders to amend provisions of the Articles and Bylaws relating to the staggered terms. These provisions could deter potential takeovers and reduce the possibility of shareholders achieving a takeover premium for their shares.

Vote Required and Board of Directors Recommendation

      The Board of Directors recommends that the shareholders approve the proposal to amend the Articles of Incorporation to increase the number of authorized shares of capital stock. The persons named in the accompanying Proxy intend to vote the Proxies held by them in favor of such proposal, unless otherwise directed. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote on the Amendments at the annual meeting is required to adopt this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

PROPOSAL 5

APPROVAL OF AUDITORS

      Ernst & Young LLP, independent auditors, have been auditors for the Company since its inception. They have been reappointed by the Board of Directors, upon recommendation of the Audit Committee, as the Company’s auditors for the current fiscal year and shareholder approval of the appointment is requested. In the event the appointment of Ernst & Young LLP is not approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest feasible time.

Audit Fees

      The aggregate fees billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company’s consolidated annual financial statements for fiscal 2001 and the reviews of the financial statements included in the Company’s Forms 10-Q for fiscal 2001 were $139,079.

All Other Fees

      Other than audit fees, the aggregate fees billed to the Company by Ernst & Young LLP for the most recent fiscal year, none of which were financial information systems design and implementation fees, were $252,997. This figure includes fees of $240,711 for audit-related services such as auditing certain financial statements of Delphax Systems in connection with the Company’s acquisition of that business, pension audits, statutory filings and accounting consultations, and fees of $12,286 for all nonaudit services, such as tax-related services. The Audit Committee determined that the non-audit services performed by Ernst & Young LLP are not incompatible with maintaining Ernst & Young LLP’s independence with respect to the Company.

      A representative of Ernst & Young LLP will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Vote Required and Board of Directors Recommendation

      The affirmative vote of a majority of the shares represented at the meeting of the Company’s Common Stock is required for approval of auditors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG LLP.

CERTAIN TRANSACTIONS

      The Company had an Executive Loan Program whereby certain executives could borrow the cash required for the exercise of stock options as well as the tax consequences as a result of the exercise (the “Executive Loan Program”). In May 1995, Jay Herman, the Company’s Chairman and Chief Executive Officer, pursuant to the Executive Loan Program, executed two promissory notes with the Company for an aggregate principal amount of approximately $149,000 (the “Notes”) for the exercise of 40,000 shares of Common Stock at a price of $2.00 per share. The per share market price of the shares was $6.375 on the date of exercise. The 40,000 shares Mr. Herman received from the exercise were pledged as collateral for the Notes. The terms of the Notes were subsequently amended in fiscal 1997 and fiscal 1998. The Notes bore interest at a fixed rate of 5.25% per annum. During fiscal 2000, the Company converted the Notes to a fixed stock award valued at $225,000 that was earned and recognized as compensation expense over a twelve-month period ending in May of fiscal 2001.

SHAREHOLDER PROPOSALS

      The rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Check Technology Corporation 2003 Annual Meeting of Shareholders is expected to be held on or about March 20, 2003 and proxy materials in connection with that meeting are expected to be mailed on or about January 31, 2003. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before October 3, 2002. In addition, if the Company receives notice of a shareholder proposal after January 3, 2003, such proposal will be considered untimely pursuant to the Company’s Bylaws and the persons named as proxies solicited for the Company’s 2003 Annual Meeting may exercise discretionary voting power with respect to such proposal.

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

      Pursuant to Section 16(a) under the 1934 Act, executive officers, directors and 10% shareholders of the Company are required to file reports on Forms 3, 4 and 5 of their beneficial holdings and transactions in the Company’s Common Stock. During fiscal 2001, Earl Rogers did not timely file one Form 3, and Robert Barniskis, Jay Herman, Bruce Malmgren, Dieter Schilling and Peter Wood did not timely file Form 5.

Other Matters

      The Board of Directors of the Company knows of no matters other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

      The Annual Report of the Company for the past fiscal year is enclosed herewith and contains the Company’s financial statements for the fiscal year ended September 30, 2001. A copy of Form 10-K, the Annual Report filed by the Company with the Securities and Exchange Commission, will be furnished without charge to any shareholder who requests such in writing from the Company, at the address noted on the first page of this Proxy Statement.

By the Order of the Board of Directors

THOMAS H. GARRETT III
Secretary

APPENDIX A

PROPOSED AMENDMENTS AND ADDITIONS TO THE BYLAWS

      SECTION 3.02.     Number, Qualification and Term of Office. The number of directors shall be not less than one and shall be established by resolution of the Board of Directors. Directors need not be shareholders. The number of directors may be increased from time to time by the Board of Directors or by a resolution adopted by the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock, par value $.10 per share (the “Common Stock”), of the corporation entitled to vote. The directors shall be divided into three classes, as equal in number as possible. At the 2002 Annual Meeting of Shareholders:

(i) directors in the first class (currently one director) shall be elected to serve until the 2003 Annual Meeting of Shareholders.

(ii) directors in the second class (currently two directors) shall be elected to serve until the 2004 Annual Meeting of Shareholders, and

(iii) directors in the third class (currently two directors) shall be elected to serve until the 2005 Annual Meeting of Shareholders;

or until their successors shall be duly elected and qualified. At each regular meeting of the shareholders following the 2002 Annual Meeting of Shareholders, each director elected to succeed a director whose term has expired shall hold office until the third succeeding Annual Meeting of Shareholders after such director’s election and until such director’s successor has been duly elected and qualified, or until the earlier death, resignation, removal or disqualification of such director. In case of any increase or decrease in the number of directors, the increase or decrease shall be distributed among the several classes as equally as possible as shall be determined by the Board of Directors or by the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock entitled to vote.

      SECTION 3.10.     Removal. The affirmative vote of the shareholders holding at least 80% of the outstanding shares of Common Stock entitled to vote at an election of directors may remove any or all of the directors from office at any time, with or without cause. In the event that the Board of Directors or any one or more directors be so removed, new directors shall be elected at the same meeting.

A-1

APPENDIX B

PROPOSED AMENDMENTS AND ADDITIONS TO THE

ARTICLES OF INCORPORATION

ARTICLE I

      The name of the corporation is Delphax Technologies Incorporated.

ARTICLE III

      3.01     The total number of shares of stock which this corporation shall have authority to issue is 53,000,000 shares, of which 50,000,000 shares shall consist of Common Stock, par value $.10 per share, and 3,000,000 shares shall consist of Preferred Stock having such terms as are designated by the Board of Directors at the time or times such shares of Preferred Stock are issued.

ARTICLE VII

      The Board of Directors shall have the power, to the extent permitted by law, to adopt, amend or repeal the Bylaws of this corporation, subject to the power of the shareholders to adopt, amend or repeal such Bylaws. Bylaws fixing the number of directors or their classifications, qualifications or terms of office, or prescribing procedures for removing directors or filling vacancies in the Board may be adopted, amended or repealed by shareholders only by the affirmative vote of the holders of 80% of the outstanding shares of Common Stock entitled to vote.

      The number of directors shall be not less than one and shall be established by resolution of the Board of Directors. The number of directors may be increased or decreased from time to time by a resolution adopted by the Board of Directors or by the holders of at least 80% of the outstanding shares of Common Stock entitled to vote. In case of any increase or decrease in the number of directors, the increase or decrease shall be distributed among the several classes of directors as equally as possible as shall be determined by the Board of Directors or by the holders of at least 80% of the outstanding shares of Common Stock entitled to vote. The affirmative vote of shareholders holding at least 80% of the outstanding shares of Common Stock entitled to vote at an election of directors may remove any or all of the directors from office at any time, with or without cause.

      Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the corporation or the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the corporation, the affirmative vote of the holders of at least 80% of outstanding shares of Common Stock entitled to vote shall be required to amend or repeal all or any portion of this Article VII or to adopt, amend or repeal any other provision of the Articles of Incorporation or Bylaws of the corporation so as to be inconsistent with or to contravene this Article VII.

B-1

CHECK TECHNOLOGY CORPORATION
PROXY SOLICITED BY BOARD OF DIRECTORS
For the Annual Meeting of Shareholders
March 21, 2002

         The undersigned hereby appoints Jay A. Herman and Thomas H. Garrett III, or either of them, proxies with full power of substitution to vote all shares of stock of Check Technology Corporation (the “Company”) of record in the name of the undersigned at the close of business on January 22, 2002, at the Annual Meeting of Shareholders to be held in Minnetonka, Minnesota on March 21, 2002, or at any adjournment or adjournments thereof, hereby revoking all former proxies:

1.	To approve an amendment to the Company’s Articles of Incorporation that would change the Company’s name from “Check Technology Corporation” to “Delphax Technologies Incorporated.”

____ FOR ____ AGAINST ____ ABSTAIN

2.	To approve amendments to our Bylaws and Articles of Incorporation that would provide for a classified Board of Directors serving staggered three-year terms of office and would require a shareholder vote of 80% or more for the shareholders to remove a director, increase or decrease the size of the Board or amend or repeal the Bylaws relating to the election or removal of directors.

____ FOR ____ AGAINST ____ ABSTAIN

3.	To elect five directors. If shareholders approve Proposal 2, the directors will serve staggered terms of one, two or three years initially, followed by three-year terms. If shareholders do not approve Proposal 2, each director will serve a one year term.

FOR all nominees listed below (except as indicated to the contrary) / /	WITHHOLD AUTHORITY to vote for nominees listed below / /

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)

Nominees: Jay A. Herman, Thomas H. Garrett III, Gary R. Holland, R. Stephen Armstrong, Earl W. Rogers.

4.	To approve an amendment to our Articles of Incorporation to increase the number of authorized shares of capital stock from 28 million shares to 53 million shares, to consist of 50 million shares of Common Stock, and 3 million shares of undesignated Preferred Stock.

____ FOR ____ AGAINST ____ ABSTAIN

5.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors.

____ FOR ____ AGAINST ____ ABSTAIN

6.	In their discretion, upon any other matters coming before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE MATTERS SUMMARIZED ABOVE UNLESS OTHERWISE SPECIFIED.

Dated ____________________, 2002
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Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.